Exhibit 99.1

FOR IMMEDIATE RELEASE

Source Interlink Appoints Greg Mays as New Chairman and Chief Executive Officer

BONITA SPRINGS, FL, October 23, 2008 – Source Interlink Companies, Inc. (NASDAQ: SORC), one of the largest publishers of magazines and online content for enthusiast audiences and a leading distributor of DVDs, CDs, magazines, video games and books, announced today the appointment of Greg Mays as Chairman and Chief Executive Officer of Source Interlink Companies, Inc. effective immediately.

“I am very pleased that Greg was elected CEO of Source Interlink," said Ron Burkle, Managing Partner at Yucaipa Companies, an investment firm with a significant investment in Source Interlink. "Greg has the perfect combination of leadership and business development skills needed here.  His record of managing successful companies for Yucaipa speaks for itself, and the vision he has set for the future of Source confirms my confidence in the value of this investment.”

“Greg is the ideal leader for Source Interlink at this point in its development,” said Terrence Wallock, Chairman of the Company’s Nominating and Corporate Governance Committee.  “We are confident that Greg, together with Source’s strong management team, will take the performance of Source to a whole new level.”

Mr. Mays, who has served on the Company’s Board of Directors since February 2005, commented on his appointment, “The opportunity to join Source Interlink in this new capacity is truly exciting.  From my board position I have always been impressed with the Company’s underlying technology, state-of-the-art distribution systems and facilities, and strong market position.”  Mays continued, “As its CEO, my immediate focus will be to reach out to key customers, partners, and employees in order to gain a better understanding of where we are hitting the mark and where we can realize new opportunities.  Source Interlink has set the pace for content and national distribution and my job is to ensure that we continue to lead the field with innovative, cost effective solutions that continue to bring unparalleled value to our readers, retail partners, employees and investors.”

Operating executives reporting to Mr. Mays are Jim Gillis, President and Chief Operating Officer of Source Interlink Companies, Steve Parr, President of Source Interlink Media, and Alan Tuchman, President of Source Interlink Distribution.  Mr. Mays commented, “This is a team of consummate professionals with whom I look forward to working.  Together we will add value to this company by executing our strategic plan.”

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About Gregory Mays
Greg Mays, has been on Source Interlink's Board of Directors since February 2005 and has served as the Chairman of the Company's Compensation and Corporate Governance Committees and been a member of the Audit Committee.  Mr. Mays is currently a Director of The Great Atlantic & Pacific Tea Company, Inc. (A&P) and of Simon Worldwide Inc.. Mr. Mays had also been a Director of Pathmark Stores, Inc. from June 2005 until it was acquired by A&P last December, at which time he joined the A&P Board. Mr. Mays has over thirty years experience in the supermarket and retailing industry in senior executive positions.  Most recently, Mr. Mays served as Chairman and Chief Executive Officer of Wild Oats Markets until its acquisition by Whole Foods Markets, Inc. late last year. Prior to that, since 2000 Mr. Mays had maintained a consultancy practice providing retail industry expertise and related services to private equity organizations. Throughout the nineties Mr. Mays served in a number of senior executive positions in the supermarket retail industry.

About Source Interlink Companies, Inc.
Source Interlink Companies, Inc. (NASDAQ: SORC), a $2.2 Billion media and marketing services company operating in 25 states, is one of the largest publishers of magazines and online content for enthusiast audiences and is also a leading distributor of home entertainment products, including DVDs, music CDs, magazines, video games, books, and related items. Source Interlink serves over 100,000 retail store locations throughout North America. Supply chain relationships include consumer goods advertisers, subscribers, movie studios, record labels, magazine and newspaper publishers, confectionary companies and manufacturers of general merchandise.

The Company's fully integrated businesses and activities include:
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Publishing more than 75 magazines, providing enthusiast media content including television and radio programs, over 100 events, 90 related Web sites and 400 branded products for automobile, marine, equine, outdoor sports, home tech and daytime television

•	Distribution and fulfillment of entertainment products to major retail chains throughout North America and directly to consumers of entertainment products ordered through the Internet
•	Import and export of periodicals to more than 100 markets worldwide
•	Managing product selection and placement of impulse items at checkout counters
•	Processing and collection of rebate claims and management of point-of-purchase sales data
•	Design, manufacture and installation of wire fixtures and displays in major retail chains
•	Licensing of children's and family-friendly home entertainment products

For more information, please visit the Company’s Web site at http://www.sourceinterlink.com.

This press release contains certain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, future business plans, strategies and financial position, working capital and capital expenditure needs, growth opportunities, and any statements of belief and any statements of assumptions underlying any of the foregoing.

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These forward-looking statements reflect Source Interlink's current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed by the forward-looking statements. Factors that could cause actual results to differ include: (i) adverse trends in advertising spending; (ii) interest rate volatility and the consequences of significantly increased debt obligations (iii) price  volatility in fuel, paper and other raw materials used in our businesses; (iv) market acceptance of and continuing retail demand for physical copies of magazines, books, DVDs, CDs and other home entertainment products; (v) our ability to realize additional operating efficiencies, cost savings and other benefits from recent acquisitions, (vi) an evolving market for entertainment media, (vii) the ability to obtain product in sufficient quantities; (viii) adverse changes in general economic or market conditions; (ix) the ability to attract and retain employees; (x) intense competition in the marketplace and (xi) other events and other important factors disclosed previously and from time to time in Source Interlink's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on May 30, 2008.

Source Interlink does not intend to, and disclaims any duty or obligation to, update or revise any forward-looking statements or industry information set forth in this press release to reflect new information, future events or otherwise.

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Contact:

Robert L. Carl
Vice President, Investor Relations
 & Strategic Development
Source Interlink Companies, Inc.
239-949-4450